Exhibit 99.1

OTTAWA BANCORP, INC.

Announces Third Quarter 2018 Results

Ottawa, Illinois – October 25, 2018 - Ottawa Bancorp, Inc. (the “Company”) (Nasdaq CM: OTTW), the holding company for Ottawa Savings Bank, FSB (the “Bank”), announced net income of $0.6 million, or $0.18 per basic and diluted common share, for the three months ended September 30, 2018, compared to net income of $0.5 million, or $0.14 per basic and diluted common share, for the three months ended September 30, 2017. During the third quarter of 2018 the Company continued to grow its loan portfolio as it increased to $226.7 million at September 30, 2018 from $223.0 million at June 30, 2018. Non-performing loans increased slightly from $1.3 million at June 30, 2018 to $1.5 million at September 30, 2018, which increased the ratio of non-performing loans to gross loans from 0.58% at June 30, 2018 to 0.63% at September 30, 2018, but it remains lower than the 0.75% at December 31, 2017. Additionally, through September 30, 2018, the Company has repurchased a total of 100,235 shares of its common stock at an average price of $14.08 per share as part of the stock repurchase program announced on November 15, 2017. During the quarter ended September 30, 2018, the Company has repurchased a total of 17,000 shares of its common stock at an average price of $13.88 per share as part of this program.

Comparison of Results of Operations for the Three Months Ended September 30, 2018 and September 30, 2017

Net income for the three months ended September 30, 2018 was $0.6 million compared to net income of $0.5 million for the three months ended September 30, 2017. The increase in net income of $0.1 million, or 29.8%, was primarily attributed to an increase in net interest income after provision for loan losses of $0.2 million, partially offset by an increase in total other expenses of $0.1 million.

Net interest income increased by $0.1 million, or 6.6%, to $2.3 million for the three months ended September 30, 2018, from $2.2 million for the three months ended September 30, 2017. Interest and dividend income increased $0.4 million, or 15.4%, primarily due to an increase in the average balances of interest-earning assets of $28.9 million. The increase in net interest income was partially off-set by an increase in interest expense as the average cost of funds increased 36 basis points to 0.97% for the three months ended September 30, 2018. The net interest margin decreased 22 basis points, or 5.6% during the three months ended September 30, 2018 to 3.61% from 3.83%.

We recorded a provision for loan losses of approximately $0.1 million for the three-month period ended September 30, 2018 compared to $0.2 million for the three-month period ended September 30, 2017. The allowance for loan losses was $2.6 million, or 1.14% of total gross loans at September 30, 2018 compared to $2.4 million, or 1.23% of gross loans at September 30, 2017. Net charge-offs during the third quarter of 2018 were approximately $17 thousand compared to $0.1 million during the third quarter of 2017. General reserves were higher at September 30, 2018, when compared to September 30, 2017, as the balances in most loan categories increased during the twelve months ended September 30, 2018. These increases to the allowance were partially off-set by improvements in historical loss levels and augmented by changes in qualitative factors during the twelve months ended September 30, 2018, as compared to the same period ended September 30, 2017. Additionally, specific reserves as of September 30, 2018 were higher than they were as of September 30, 2017.

Total other income remained consistent at $0.6 million for the three months ended September 30, 2018 and September 30, 2017.

Total other expense increased $0.1 million, or 6.4%, to $2.1 million for the three months ended September 30, 2018, as compared to $2.0 million for the three months ended September 30, 2017.  The increase was primarily due to higher salaries and employee benefits.

We recorded income tax expense of approximately $0.2 million for both the three-month periods ended September 30, 2018 and September 30, 2017.

Comparison of Results of Operations for the Nine Months Ended September 30, 2018 and September 30, 2017

Net income was $1.4 million for the nine-month period ended September 30, 2018 compared to $1.3 million for the nine-month period ended September 30, 2017.   The increase in net income of $0.1 million or 11.6% was primarily attributed to an increase in net interest income after provision for loan losses of $0.6 million partially offset by an increase in total other expenses of $0.5 million.

Net interest income increased by $0.5 million, or 7.5%, to $6.8 million for the nine months ended September 30, 2018, from $6.3 million for the nine months ended September 30, 2017. Interest and dividend income increased $1.1 million, or 15.5%, primarily due to an increase in the average balances of interest-earning assets of $30.0 million. The increase in net interest income was partially off-set by an increase in interest expense as the average cost of funds increased 32 basis points to 0.88% for the nine months ended September 30, 2018. The net interest margin decreased 21 basis points, or 5.5% during the nine months ended September 30, 2018 to 3.63% from 3.84%.

We recorded a provision for loan losses of approximately $0.4 million for the nine-month period ended September 30, 2018 and approximately $0.5 million for the nine months ended September 30, 2017. The allowance for loan losses was $2.6 million, or 1.14% of total gross loans at September 30, 2018 compared to $2.4 million, or 1.23% of gross loans at September 30, 2017. Net charge-offs during the first nine months of 2018 were comparable as they were $0.3 million during the same period for the first nine months of 2017 as well. General reserves were higher at September 30, 2018, when compared to September 30, 2017, as the balances in most loan categories increased during the twelve months ended September 30, 2018. These increases to the allowance were partially off-set by improvements in historical loss levels and augmented by changes in qualitative factors during the twelve months ended September 30, 2018, as compared to the same period ended September 30, 2017. Additionally, specific reserves as of September 30, 2018 were higher than they were as of September 30, 2017.

Total other income was comparable for the nine months ended September 30, 2018 and 2017 as it was approximately $1.7 million for both periods.

Total other expense increased $0.5 million, or 8.3%, to $6.3 million for the nine months ended September 30, 2018, as compared to $5.8 million for the nine months ended September 30, 2017.  The increase was primarily due to higher other expenses, increased loan expenses, and higher salaries and employee benefits.

We recorded income tax expense of approximately $0.5 million for both of the nine-month periods ended September 30, 2018 and 2017.

Comparison of Financial Condition at September 30, 2018 and December 31, 2017

Total consolidated assets as of September 30, 2018 were $277.7 million, an increase of $22.3 million, or 8.75%, from $255.4 million at December 31, 2017.  The increase was primarily due to an increase of $17.1 million in the net loan portfolio, an increase in cash and cash equivalents of $7.0 million, an increase in other assets of $0.4 million, and an increase in deferred tax assets of $0.2 million, partially off-set by decreases in securities available for sale of $1.5 million, decreases in non-marketable equity securities of $0.1 million, a decrease in federal funds sold of $0.7 million and a decrease in foreclosed real estate of $0.1 million.

Cash and cash equivalents increased $7.0 million, or 186.1%, to $10.7 million at September 30, 2018 from $3.7 million at December 31, 2017. The increase in cash and cash equivalents was primarily a result of cash provided by financing activities of $21.3 million and cash provided by operating activities of $1.4 million exceeding cash used in investing activities of $15.7 million.

Securities available for sale decreased $1.5 million, or 5.6%, to $24.6 million at September 30, 2018 from $26.0 million at December 31, 2017, as paydowns, calls, and maturities exceeded new securities purchases.

Net loans increased by $17.1 million, or 8.2% to $224.1 million at September 30, 2018 compared to $207.0 million at December 31, 2017 primarily as a result of an $8.9 million increase in one-to-four family loans, a $4.0 million increase in purchased auto loans, a $5.2 million increase in consumer direct loans, a $2.6 million increase in non-residential real estate loans, and a $0.7 million increase in multi-family residential loans, partially off-set by a $4.2 million decrease in commercial loans.

Total deposits increased $26.1 million, or 14.3%, to $208.9 million at September 30, 2018 from $182.8 million at December 31, 2017. At September 30, 2018 checking accounts increased by $14.6 million and certificates of deposit increased by $14.3 million as compared to December 31, 2017. Offsetting these increases, money market accounts decreased by $2.2 million, and savings accounts decreased by $0.9 million since December 31, 2017.

FHLB advances decreased $3.0 million, or 19.9% to $12.1 million at September 30, 2018 compared to $15.1 million at December 31, 2017.

Stockholders’ equity decreased approximately $0.5 million, or 0.9% to $52.6 million at September 30, 2018 from $53.1 million at December 31, 2017. The decrease reflects $1.2 million to repurchase and cancel 82,635 outstanding shares of Company common stock, $0.7 million in dividends and a decrease in other comprehensive income of $0.3 million related to a decrease in the fair value of securities available for sale. These decreases were partially off-set by net income of $1.4 million for the nine months ended September 30, 2018 and proceeds from stock options exercised and the allocation of ESOP shares totaling approximately $0.2 million.

About Ottawa Bancorp, Inc.

Ottawa Bancorp, Inc. is the holding company for Ottawa Savings Bank, FSB which provides various financial services to individual and corporate customers in the United States. The Bank offers various deposit accounts, including checking, money market, regular savings, club savings, certificates of deposit, and various retirement accounts. Its loan portfolio includes one-to-four family residential mortgage, multi-family and non-residential real estate, commercial, and construction loans as well as auto loans and home equity lines of credit. Ottawa Savings Bank, FSB was founded in 1871 and is headquartered in Ottawa, Illinois. For more information about the Company and the Bank, please visit www.ottawasavings.com.

Safe-Harbor

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Ottawa Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Balance Sheets
September 30, 2018 and December 31, 2017
(Unaudited)
	September 30,	December 31,
	2018	2017
Assets
Cash and due from banks	$3,705,861	$2,426,924
Interest bearing deposits	7,039,083	1,328,893
Total cash and cash equivalents	10,744,944	3,755,817
Time deposits	250,000	250,000
Federal funds sold	198,000	939,000
Securities available for sale	24,591,561	26,045,675
Non-marketable equity securities	835,368	918,387
Loans, net of allowance for loan losses of $2,594,433 and $2,472,446 at September 30, 2018 and December 31, 2017, respectively	224,089,736	207,035,091
Loans held for sale	543,000	499,375
Premises and equipment, net	6,632,149	6,670,088
Accrued interest receivable	842,124	794,449
Foreclosed real estate	-	84,100
Deferred tax assets	2,092,546	1,870,490
Cash surrender value of life insurance	2,329,421	2,293,800
Goodwill	649,869	649,869
Core deposit intangible	242,500	286,000
Other assets	3,695,089	3,307,734
Total assets	$277,736,307	$255,399,875
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$11,911,007	$11,562,801
Interest bearing	196,951,697	171,211,823
Total deposits	208,862,704	182,774,624
Accrued interest payable	8,693	661
FHLB advances	12,097,677	15,105,287
Other liabilities	4,120,214	4,416,368
Total liabilities	225,089,288	202,296,940
Stockholders' Equity
Common stock, $.01 par value, 12,000,000 shares authorized; 3,383,160 and 3,451,802 shares issued at September 30, 2018 and December 31, 2017, respectively	33,832	34,518
Additional paid-in-capital	35,923,153	36,949,508
Retained earnings	18,450,924	17,720,962
Unallocated ESOP shares	(1,621,120)	(1,754,632)
Accumulated other comprehensive (loss) income	(139,770)	152,579
Total stockholders' equity	52,647,019	53,102,935
Total liabilities and stockholders' equity	$277,736,307	$255,399,875

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2018 and 2017
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Interest and dividend income:
Interest and fees on loans	$2,596,019	$2,204,397	$7,541,652	$6,291,581
Securities:
Residential mortgage-backed and related securities	67,156	98,541	205,975	360,557
State and municipal securities	102,269	116,431	305,920	373,999
Dividends on non-marketable equity securities	5,079	1,812	14,473	5,154
Interest-bearing deposits	30,516	5,357	75,864	21,403
Total interest and dividend income	2,801,039	2,426,538	8,143,884	7,052,694
Interest expense:
Deposits	454,352	247,897	1,187,481	676,374
Borrowings	46,584	20,564	143,129	35,624
Total interest expense	500,936	268,461	1,330,610	711,998
Net interest income	2,300,103	2,158,077	6,813,274	6,340,696
Provision for loan losses	65,000	210,000	377,500	460,000
Net interest income after provision for loan losses	2,235,103	1,948,077	6,435,774	5,880,696
Other income:
Gain on sale of securities	-	77,028	-	98,230
Gain on sale of loans	155,656	205,375	464,527	522,360
Gain on sale of foreclosed real estate	59,511	5,182	101,546	29,242
Gain on sale of repossessed assets	8,911	1,123	13,094	15,419
Loan origination and servicing income	244,351	159,078	615,369	462,787
Origination of mortgage servicing rights, net of amortization	4,124	21,293	26,977	55,405
Customer service fees	135,710	123,288	384,717	360,359
Increase in cash surrender value of life insurance	11,986	11,999	35,621	36,182
Other	23,973	28,940	72,607	89,044
Total other income	644,222	633,306	1,714,458	1,669,028
Other expenses:
Salaries and employee benefits	1,139,592	1,047,416	3,255,532	3,124,939
Directors fees	43,000	40,800	137,750	122,400
Occupancy	159,892	158,716	494,353	484,496
Deposit insurance premium	17,107	15,437	49,933	41,648
Legal and professional services	89,623	92,007	279,273	282,129
Data processing	169,316	144,137	485,210	435,244
Loss on sale of securities	-	47,603	-	55,169
Loan expense	189,814	152,645	552,483	403,088
Valuation adjustments and expenses on foreclosed real estate	4,465	2,662	25,265	10,184
Loss on sale of OREO	-	336	2,438	336
Loss on sale of repossessed assets	3,745	-	8,166	274
Other	280,830	269,710	957,569	807,889
Total other expenses	2,097,384	1,971,469	6,247,972	5,767,796
Income before income tax expense	781,941	609,914	1,902,260	1,781,928
Income tax expense	191,798	155,163	476,662	504,332
Net income	$590,143	$454,751	$1,425,598	$1,277,596
Basic earnings per share	$0.18	$0.14	$0.44	$0.39
Diluted earnings per share	$0.18	$0.14	$0.44	$0.39
Dividends per share	$0.05	$0.04	$0.215	$0.12

Ottawa Bancorp, Inc. & Subsidiary
Selected Financial Data and Ratios
(Unaudited)
	At September 30,	At December 31,
	2018	2017
	(In thousands, except per share data)
Financial Condition Data:
Total Assets	$277,736	$255,400
Loans, net (1)	224,090	207,035
Securities available for sale	24,592	26,046
Deposits	208,863	182,775
Stockholders' Equity	52,647	53,103
Book Value per common share	$15.56	$15.38
Tangible Book Value per common share (2)	$15.30	$15.11

(1) Net of loans in process, deferred loan (cost) fees and allowance for loan losses. (2) Non-GAAP measure. Excludes goodwill and core deposit intangible.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands, except per share data)
Operations Data:
Total interest and dividend income	$2,801	$2,426	$8,144	$7,053
Total interest expense	501	268	1,331	712
Net interest income	2,300	2,158	6,813	6,341
Provision for loan losses	65	210	377	460
Other income	644	633	1,714	1,669
Other expense	2,097	1,971	6,248	5,768
Income tax expense	192	155	477	504
Net income	$590	$455	$1,425	$1.278
Basic earnings per share	$0.18	$0.14	$0.44	$0.39
Diluted earnings per share	$0.18	$0.14	$0.44	$0.39
Dividends per share	$0.05	$0.04	$0.215	$0.12

	At or for the Three Months Ended		At or for the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Performance Ratios:
Return on average assets	0.86%	0.74%	0.71%	0.71%
Return on average stockholders' equity	4.48	3.44	3.61	3.24
Average stockholders' equity to average assets	19.20	21.65	19.55	22.01
Stockholders' equity to total assets at end of period	18.96	21.53	18.96	21.53
Net interest rate spread (1)	3.43	3.69	3.47	3.72
Net interest margin (2)	3.62	3.83	3.63	3.84
Average interest-earning assets to average interest-bearing liabilities	123.44	128.94	123.66	128.98
Other expense to average assets	0.76	0.81	2.32	2.42
Efficiency ratio (3)	71.23	70.62	73.27	72.01
Dividend payout ratio	27.34	28.57	48.80	30.77

	At September 30,	At December 31,
	2018	2017
	(unaudited)
Regulatory Capital Ratios (4):
Total risk-based capital (to risk-weighted assets)	21.05%	22.52%
Tier 1 core capital (to risk-weighted assets)	19.84	21.27
Common equity Tier 1 (to risk-weighted assets)	19.84	21.27
Tier 1 leverage (to adjusted total assets)	15.71	16.21
Asset Quality Ratios:
Net charge-offs to average gross loans outstanding	0.23	0.18
Allowance for loan losses to gross loans outstanding	1.14	1.18
Non-performing loans to gross loans (5)	0.63	0.75
Non-performing assets to total assets (5)	0.52	0.65
Other Data:
Number of full-service offices	3	3

(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of funds on average interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents total other expenses divided by the sum of net interest income and total other income.
(4) Ratios are for Ottawa Savings Bank.
(5) Nonperforming loans and assets include accruing loans past due 90 days or more.